Filed Pursuant to Rule 424(b)(3)

Registration No. 333-226795

Prospectus Supplement

(to Prospectus dated August 30, 2018)

MAGNOLIA OIL & GAS CORPORATION

Private Placement Warrants

Shares of Class A Common Stock

This prospectus supplement updates and amends certain information contained in the preliminary prospectus dated August 30, 2018, as supplemented by the prospectus supplement dated February 27, 2019 (the “Prospectus”), relating to the offer and sale from time to time by certain selling securityholders identified therein (the “Selling Securityholders”) of up to an aggregate of (i) 10,000,000 outstanding warrants, each entitling the holder thereof to purchase one share of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at an exercise price of $11.50 per share, subject to certain adjustments, issued in a private placement in connection with our initial public offering (the “Private Placement Warrants”), and (ii) 190,680,358 outstanding shares of Class A Common Stock.

This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in conjunction with, the Prospectus, including any amendments or supplements thereto.

We are not offering any Private Placement Warrants or shares of Class A Common Stock for sale under this prospectus supplement, and we will not receive any of the proceeds from the sale or other disposition of the securities offered hereby.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (which documents are incorporated by reference in the Prospectus), as well as the other information contained or incorporated by reference in the Prospectus or in any prospectus supplement thereto before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 10, 2019.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend and supplement the information that appears under the caption “Selling Securityholders” in the Prospectus to reflect the results of an in-kind distribution made by TPG Pace Energy Sponsor Successor, LLC (“TPG Sponsor Successor”) to its members of all Private Placement Warrants and shares of Class A Common Stock previously held directly by TPG Sponsor Successor (the “Distribution”) and the subsequent exchange by such members of all their Private Placement Warrants for shares of Class A Common Stock in our recently completed tender offer and consent solicitation (the “Tender Offer” and, together with the Distribution, the “Transactions”). The members of TPG Sponsor Successor who received securities in the Distribution are being added as selling securityholders in the table below and the securities previously held by TPG Sponsor Successor are reflected in the holdings of the recipients of the Distribution, as modified by the recipients’ participation in the Tender Offer. Except for the information presented herein, the Prospectus is not otherwise modified, supplemented or altered in any way. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SECURITYHOLDERS

The information appearing under the heading “Selling Securityholders” in the Prospectus is hereby amended and supplemented to reflect the Transactions, including to substitute the transferee holders listed below for TPG Sponsor Successor, as set forth in the table under the heading “Selling Securityholders” in the Prospectus. The number and percentage of Private Placement Warrants and shares of Class A Common Stock beneficially owned by the selling securityholders listed below is presented as of July 10, 2019, and is based upon information provided to us by such selling securityholders for use in this prospectus supplement. The information presented in the table is based on 168,029,468 shares of Class A Common Stock and 157,424 of our warrants outstanding as of July 10, 2019 and after giving effect to the settlement of the Tender Offer.

Name of selling securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Available Pursuant to this Prospectus	Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Class A Common Stock Beneficially Owned Prior to Offering	Number of Shares Available Pursuant to this Prospectus (1)	Class A Common Stock Beneficially Owned After Offering	Percentage of Class A Common Stock Beneficially Owned After Offering
TPG Pace Energy Sponsor Successor, LLC(2)	—	—	—	—	—	—	—	—
TPG Governance, LLC(2)	—	—	—	—	7,083,190	6,001,502	1,081,688	*
TPG Pace Energy Sponsor Successor 2, LLC(2)	—	—	—	—	2,570,223	2,177,720	392,503	*

*	Less than one percent
(1)

Represents the number of shares being registered on behalf of the selling securityholder pursuant to this prospectus supplement, which may be less than the total number of shares held by the selling securityholder.

(2)	TPG Pace Energy Sponsor Successor 2, LLC and TPG Pace Governance, LLC are the successors in interest to all rights that TPG Sponsor Successor has under the Stockholders Agreement.

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